Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (File No. 333-226923), on Forms S-3 (File Nos. 333-273357, 333-271434, 333-253679, 333-249707, 333-233199, 333-230553 and 333-229024), and on Forms S-8 (File Nos. 333-274965, 333-266729 and 333-237162) of Workhorse Group Inc. of our report dated March 31, 2026, which included an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit on the consolidated financial statements of Workhorse Group Inc. as of December 31, 2025 and for the year then ended, which report is included herein in the Annual Report on Form 10-K of Workhorse Group Inc. for the year ended December 31, 2025.

/s/ Carr, Riggs & Ingram, L.L.C.
Palm Beach Gardens, Florida March 31, 2026